Exhibit 10.7.2

SECOND AMENDMENT TO THE
SIRIUS GROUP LONG TERM INCENTIVE PLAN

WHEREAS, Sirius International Insurance Group, Ltd., a Bermuda exempted company corporation (the “Company”), maintains the Sirius Group Long Term Incentive Plan (the “Plan”) under which the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has the authority to grant performance units and performance shares to employees of the Company;

WHEREAS, the Board and Easterly Acquisition Corp. (“Easterly”) have each approved an Agreement and Plan of Merger, dated as of June 23, 2018, as amended on August 29, 2018, pursuant to which Easterly will become a wholly owned subsidiary of the Company, and the Company will become publicly traded on the Nasdaq Stock Market (the “Business Combination”);

WHEREAS, pursuant to Section 17 of the Plan and a resolution adopted by the Board, the Committee has the authority to amend the Plan as it shall deem advisable, provided that no amendment of the Plan shall adversely affect any right of any Participant with respect to any award previously granted without such Participant’s written consent; and

WHEREAS, the Board has previously deemed it to be in the best interest of the Company and its shareholders to amend the Plan to provide for the treatment of outstanding awards upon a qualifying termination of employment, as contemplated below.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as September 10, 2018, as follows:

1.                                      The first paragraph of Section 6(e) is hereby deleted and replaced with the following:

“e.                     Except as otherwise determined by the Committee or provided under Section 6(f), Performance Units shall be cancelled if the Participant’s continuous employment with the Company or its affiliates shall terminate for any reason prior to the end of the Award Period, except solely by reason of a period of Related Employment as defined in Section 9.”

2.                                      Sections 6(f) through 6(h) are renumbered as Sections 6(g) through 6(i), respectively, and the following new Section 6(f) is inserted after Section 6(e):

“f.                      If the Participant’s employment terminates other than pursuant to Section 6(g) and the Participant becomes entitled to “Severance Benefits” (as defined under the Sirius Group Severance and Change in Control Plan (the “Severance Plan”)), then solely for purposes of Section 6(e), the Participant shall be deemed to remain employed and continue to vest in the Performance Units until the Severance Period lapses (as provided under the Severance Plan), subject to attainment of the applicable performance conditions, as provided herein, at which time, Participant shall be deemed to have terminated employment.  Notwithstanding anything else provided under Section 6(g), this treatment of continued employment shall only provide for continued vesting under the Plan and shall not allow or provide for any Change in Control benefits under Section 6(g).”

3.                                      The first paragraph of Section 7(d) is hereby deleted and replaced with the following:

“d.                    Except as otherwise determined by the Committee or provided under Section 7(e), Performance Shares shall be cancelled if the Participant’s continuous employment with the Company or any of its subsidiaries shall terminate for any reason prior to the end of the Award Period, except by reason of a period of Related Employment as defined in Section 9.”

4.                                      Sections 7(e) through 7(h) are renumbered as Sections 7(f) through 7(i), respectively, and the following Section 7(e) is inserted after Section 7(d):

“e.                       If the Participant’s employment terminates other than pursuant to Section 7(f) and the Participant becomes entitled to “Severance Benefits” (as defined under the Severance Plan), then solely for purposes of Section 7(d), the Participant shall remain employed and continue to vest in the Performance Shares until the Severance Period lapses (as provided under the Severance Plan), subject to attainment of the applicable performance conditions, at which time, Participant shall be deemed to have terminated employment.  Notwithstanding anything else provided under Section 7(f), this treatment of continued employment shall only provide for continued vesting under the Plan and shall not allow or provide for any Change in Control benefits under Section 7(f).”

5.                                      The following Section 19 is hereby added following Section 18:

The severance benefits provided under the Plan are not meant to replace or supersede any severance benefits provided under the Severance Plan or any employment agreement, arrangement or award agreement or any other similar contractual arrangement (“Other Severance Benefits”) and the severance benefits provided under the Plan are not intended to result in any duplicative benefits to the Participant and the Plan shall be administered accordingly.  Accordingly, the Committee, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against the Participant’s severance benefits under the Plan against any other severance, termination, or similar benefits payable to the Participant by the Company with respect to the Other Severance Benefits or amounts paid to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act or any other foreign, federal, state, or local law requiring payments in connection with any termination of employment, plant shutdown, or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability.  For the avoidance of doubt, this Section 19 is not meant to impinge or interfere with the Company’s ability to require Participant to follow or adhere to any steps or requirements under the Severance Plan or Other Severance Benefits to obtain severance benefits contemplated thereunder (e.g., executing any releases, complying with any restrictive, etc.)

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As amended by this amendment, the Plan is in all respects ratified and confirmed, and as so amended by this amendment, the Plan shall be read, taken and construed as one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized agent on September 10, 2018.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ Allan Waters
Name:	Allan Waters
Title:	Chief Executive Officer